As filed with the Securities and Exchange Commission on April 11, 2023

Registration No. 333-226075

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEOVASC INC.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Suite 5138 – 13562 Maycrest Way

Richmond, British Columbia, Canada V6V 2J7

(604) 270-4344

(Address and telephone number of Registrant’s principal executive offices)

Neovasc Inc. Amended & Restated Share Option Plan

(Full title of plan)

CT Corporation System

28 Liberty Street

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Michael J. Hong, Esq.	Joseph A. Garcia, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Kyle Misewich, Esq.
222 Bay Street	Blakes, Cassels & Graydon LLP
Toronto, Ontario M5K 1J5	595 Burrard Street, Suite 2600
(416) 777-4700	Vancouver, British Columbia, Canada V7X 1L3
(604) 631-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE – DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-226075) of Neovasc Inc. (the “Registrant”) initially filed with the Securities and Exchange Commission on July 6, 2018 (the “Registration Statement”), which registered the offer and sale of up to 186,018,471 of the Registrant’s common shares, no par value, relating to the Neovasc Inc. Amended & Restated Share Option Plan.

Effective on April 11, 2023, Shockwave Medical, Inc. (“Shockwave”) acquired all of the issued and outstanding common shares of the Registrant pursuant to an arrangement agreement dated January 16, 2023, by and between the Registrant and Shockwave, in accordance with a court-approved plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act.

As a result of the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia, Canada, on April 11, 2023.

NEOVASC INC.

By:	/s/ Chris Clark
	Name:	Chris Clark
	Title:	Chief Financial Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of Neovasc Inc. and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia, Canada on April 11, 2023.

NEOVASC (US) INC.
(Authorized U.S. Representative)

By:	/s/ Chris Clark
	Name:	Chris Clark
	Title:	Director